Exhibit 10.23

March 8, 2013 Ms. Daniella Cramp Alere San Diego, Inc. 9975 Summers Ridge Road San Diego, CA 92121

Dear Daniella:

I am pleased that you have agreed to continue your employment within the Alere group of companies in the new role of Global President Chronic Care for Alere Inc. (“Alere” or the “Company”). In this position, you will report to Namal Nawana, Alere’s Chief Operating Officer.

Please sign the Company’s Nondisclosure, Nonsolicitation and Developments Agreement, attached hereto.

You will continue to be employed by the Company on an at-will basis. This means that your employment is for no specific period of time, and either you or the Company may terminate your employment at any time, with or without notice and with or without cause. This letter is not meant to be a contract of employment for any specific duration. Although your job duties, title, compensation and benefits, as well as Company personnel policies and procedures, may change from time to time, you agree (A) that the Company’s Nondisclosure, Nonsolicitation and Developments Agreement will continue to apply to you, and (B) the “at-will” nature of your employment may only be changed in a document signed by you and the Chief Executive Officer of the Company.

Notwithstanding the “at-will” nature of your employment, under certain conditions, described in I and II below, the Company will pay you a severance benefit upon your separation from service with the Company.

I. Separation from Service prior to March 1, 2018 Other than for Cause or Disability.

If your employment is (i) terminated by the Company for any reason other than “Cause” or “Disability” (as such terms are defined below), or (ii) terminated voluntarily by you, the Company will pay you “Separation Pay” equal to twelve (12) months of your then current annualized base salary, bi-weekly in accordance with the Company’s regular payroll practice, less all required local, state, federal and other employment-related taxes and deductions. The payment period will begin on the 60th day following the date of your separation from service so long as you have executed a standard separation agreement containing a release of claims and any revocation period of such agreement has expired prior to the first day of the payment period. For the sake of clarity, if you have not signed the standard separation agreement and the revocation period has not expired prior to the first day of the payment period, no “Separation Pay” will be paid.

II. Separation from Service on or after March 1, 2018 Other than for Cause or Disability.

If your employment is terminated by the Company for any reason other than “Cause” or “Disability”, the Company will pay you “Separation Pay” equal to twelve (12) months of your then current annualized base salary, bi-weekly in accordance with the Company’s regular payroll practice, less all required local, state, federal and other employment-related taxes and deductions. The payment period will begin on the 60th day following the date of your separation from service so long as you have executed a standard separation agreement containing a release of claims and any revocation period of such agreement has expired prior to the first day of the payment period. For the sake of clarity, if you have not signed the standard separation agreement and the revocation period has not expired prior to the first day of the payment period, no “Separation Pay” will be paid.

III. Separation from Service for Cause or Disability or Voluntarily on or after March 1, 2018.

You will be entitled only to receive your pro rata salary through your last day of employment and any other benefit or compensation due and owing to you under applicable law in the event that (i) you voluntarily leave your employment with the Company for any reason on or after March 1, 2018; or (ii) the Company terminates your employment for “Cause”; or (iii) your employment terminates as a result of your death or “Disability”.

For the purposes of this Offer Letter, “Cause” means (i) conviction of a felony or any crime of moral turpitude; (ii) commission of any act of gross negligence or intentional misconduct in the performance or non-performance of your duties as an employee of the Company, including but not limited to misrepresentation or fraud; or (iii) a material breach by you of any agreement with the Company.

For the purposes of this Offer Letter, “Disability” means your physical or mental impairment, or combination thereof, which, in the good faith judgment of Alere’s Chief Operating Officer, renders you incapable of performing your job duties for a period of at least 120 consecutive calendar days or 150 calendar days during any consecutive twelve-month period, if shorter.

Notwithstanding any other provision of this letter, it is intended that any payment or benefit provided in accordance with the terms of this letter that is considered to be nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code. If and to the extent required by Section 409A of the Code, no payment or benefit shall be made or provided to a “specified employee” (as defined below) prior to the six (6) month anniversary of your separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code). The amounts provided for in this letter that constitute nonqualified deferred compensation shall be paid as soon as the six month deferral period ends. In the event that benefits are required to be deferred, any such benefit may be provided during such six month deferral period at your expense, with your having a right to reimbursement from Alere for the amount of any premiums or expenses paid by you once the six month deferral period ends. For this purpose, a specified employee shall mean an individual who is a key employee (as defined in Section 416(i) of the Code without regard to Section 416(i)(5) of the Code) of Alere at any time during the 12-month period ending on each December 31 (the “identification date”). If you are a key employee as of an identification date, you shall be treated as a specified employee for the 12-month period beginning on the April 1 following the identification date. Notwithstanding the foregoing, you shall not be treated as a specified employee unless any stock of Alere or a corporation or business affiliated with it pursuant to Sections 414(b) or (c) of the Code is publicly traded on an established securities market or otherwise. To the extent that Alere makes payments to you under this letter based on its determination that you are not a “specified employee” and the Internal Revenue Service ultimately concludes that you should have been treated as a “specified employee” and those payments delayed, Alere shall make you whole in respect of any penalties and taxes on the payments and will gross up the make-whole payment for the tax effects thereon.

Please indicate your acceptance of this offer by signing and dating one copy of this letter and returning the signed letter to me at your earliest convenience.

Daniella, I am looking forward to your continued contribution and participation in the exciting opportunities at the Company.

Sincerely,

/s/ Robert B. Hargadon
Robert B. Hargadon Vice President, Global Human Resources

I hereby accept and agree to the above offer employment subject to the conditions set out above.

/s/ Daniella Cramp
Ms. Daniella Cramp

3/21/13
Date